FORM OF
                               MULTIPLE CLASS PLAN
                                  ON BEHALF OF
                       TEMPLETON INSTITUTIONAL FUNDS, INC.

         This Multiple Class Plan (the "Plan") has been adopted unanimously by the Board of Directors of Templeton Institutional Funds, Inc. (the "Investment Company") for its series, Foreign Equity Series (the "Fund"). The Board has determined that the Plan, including the expense allocation methods among the classes, is in the best interests of each class of the Fund, the Fund and the Investment Company as a whole. The Plan sets forth the provisions relating to the establishment of multiple classes of shares of the Fund, and supersedes any Plan previously adopted for the Fund.

         1. The Fund shall offer two classes of shares, to be known as Primary Shares and Service Shares.

         2. Neither the Primary Shares nor the Service Shares shall carry a front-end sales charge.

         3.  The Fund's Shareholder Servicing and Transfer Agent
Agreement with Franklin Templeton Investor Services, LLC ("Investor Services"), permits the Fund may makes payments to third parties for services provided to underlying shareholders of Service Shares. Investor Services may pay servicing fees, that will be reimbursed by the Fund, in varying amounts to certain institutions (primarily to help offset their costs associated with client account maintenance support, statement preparation and transaction processing) that maintain omnibus accounts with the Fund in the institution's name on behalf of numerous beneficial owners of Fund shares who are either direct clients of the institution or are participants in an Employer Sponsored Retirement Plan for which the institution, or its affiliate, provides participant level recordkeeping services (called "Beneficial Owners"). Primary Shares of the Fund will not pay fees for the services described herein.

         4.  The only difference in expenses as between the Primary
Shares and the Service Shares shall relate to differences in servicing fees paid by Sercice Shares of up to 15 basis points.

         5. There shall be no conversion features associated with the Primary Shares and Service Shares.

         6. Shares of each class of the Fund may be exchanged for shares of another investment company within the Franklin Templeton Group of Funds according to the terms and conditions stated in each fund's prospectus, as it may be amended from time to time, to the extent permitted by the Investment Company Act of 1940 and the rules and regulations adopted thereunder.

         7. On an ongoing basis, the Board members, pursuant to their fiduciary responsibilities under the Investment Company Act of 1940 and otherwise, will monitor the Fund for the existence of any material conflicts between the interests of the various classes of shares. The Board members, including a majority of the independent Board members, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. Templeton Investment Counsel, LLC and Franklin/Templeton Distributors, Inc. shall be responsible for alerting the Board to any material conflicts that arise.

         8. All material amendments to this Plan must be approved by a majority of the Board members, including a majority of the Board members who are not interested persons of the Investment Company.

         9. I, Robert C. Rosselot, Secretary of Templeton Institutional Funds, Inc., do hereby certify that this Multiple Class Plan was adopted on behalf of Foreign Equity Shares, by a majority of the Directors of the Investment Company on July 19, 2006.




----------------------------
Robert C. Rosselot
Secretary